                   HUDSON GENERAL CORPORATION AND SUBSIDIARIES

                  COMPUTATION OF EARNINGS PER SHARE INFORMATION

                             PRIMARY - NET EARNINGS




                                             Three Months Ended        Nine Months Ended
                                                  March 31,                 March 31,
                                             1997         1996         1997         1996
                                             ----         ----         ----         ----
                                              (in thousands, except per share amounts)

Net earnings for computing earnings
per share - primary .................       $1,901       $6,059       $4,247       $8,934
                                            ======       ======       ======       ======

Weighted average number of common and
common equivalent shares outstanding         1,846        1,187        1,862        1,175
                                            ======       ======       ======       ======

Net earnings per common and common
equivalent share-primary ............       $ 1.03       $ 5.10       $ 2.28       $ 7.60
                                            ======       ======       ======       ======

                   HUDSON GENERAL CORPORATION AND SUBSIDIARIES

                  COMPUTATION OF EARNINGS PER SHARE INFORMATION

                          FULLY DILUTED - NET EARNINGS


                                             Three Months Ended         Nine Months Ended
                                                  March 31,                March 31,

                                              1997         1996         1997         1996
                                              ----         ----         ----         ----
                                               (in thousands, except per share amounts)
Net earnings for computing earnings
per share - primary ..................       $1,901       $6,059       $4,247       $8,934

Reduction of interest expense less
applicable income taxes assuming
conversion of 7% convertible
subordinated debentures due 2011 .....           --          283           50          856
                                             ------       ------       ------       ------

Net earnings for computing earnings
per share-fully diluted ..............       $1,901       $6,342       $4,297       $9,790
                                             ======       ======       ======       ======

Weighted average number of common and
common equivalent shares outstanding .        1,846        1,190        1,864        1,187

Addition from assumed conversion as of
the beginning of each period of the 7%
convertible subordinated debentures
outstanding on a fully diluted basis .           --          885           78          885
                                             ------       ------       ------       ------

Weighted average number of common and
common equivalent shares outstanding
on a fully diluted basis .............        1,846        2,075        1,942        2,072
                                             ======       ======       ======       ======

Net earnings per common and common
equivalent share - fully diluted .....       $ 1.03       $ 3.06       $ 2.21       $ 4.72
                                             ======       ======       ======       ======



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